Exhibit 99.1

Chiasma Reports Second Quarter 2015 Financial Results and Recent Business Highlights

– Successfully completed initial public offering, raising $117.1M in gross proceeds –

– New Drug Application for octreotide capsules in acromegaly accepted for filing by the FDA, with PDUFA date of April 15, 2016 –

– Expands management team with appointment of Anand Varadan as Chief Commercial Officer –

NEWTON, Mass. and JERUSALEM, Israel, August 31, 2015 – Chiasma, Inc. (NASDAQ: CHMA), a U.S. late-stage biopharmaceutical company developing octreotide capsules for the orphan condition acromegaly, today reported financial results for the second quarter ended June 30, 2015 and provided a corporate update.

“The past few months have been a transformative time for Chiasma, as we successfully completed our initial public offering and recently announced that our first New Drug Application (NDA) has been accepted for filing by the U.S. Food and Drug Administration (FDA),” said Mark Leuchtenberger, chief executive officer of Chiasma. “Mycapssa™, or octreotide capsules, has the potential to be the first oral somatostatin analog available to acromegaly patients, and if approved we look forward to bringing this new treatment option to market as quickly as possible.

“In anticipation of the potential approval of octreotide capsules in April 2016, we have continued to build a strong management team with significant commercial experience that we believe will allow us to successfully launch octreotide capsules within the United States,” Mr. Leuchtenberger continued. “We were pleased to announce earlier this month that Anand Varadan has joined Chiasma as our chief commercial officer and will be leading the implementation of our U.S. commercial launch strategy during the coming months.

“Meanwhile, we are still on track to initiate our Phase 3 trial of octreotide capsules for acromegaly in Europe during the fourth quarter of this year to enable a regulatory application with the European Medicines Agency (EMA). With our strong financial position following our recent IPO, we are poised to execute on this development plan while continuing to invest in our proprietary Transient Permeability Enhancer (TPE®) technology to enable us to expand our pipeline of additional orphan drug candidates.”

Second Quarter and Recent Business Highlights:

•

New Drug Application for octreotide capsules in acromegaly accepted for filing by FDA: On August 14, 2015, the FDA accepted for filing the Company’s NDA for Mycapssa™, the conditionally accepted trade name for octreotide capsules, for the potential maintenance treatment of adults with acromegaly. The application is supported by results from a multicenter Phase 3 study, which evaluated patients for biochemical and symptomatic disease control over a period of up to 13 months following treatment with octreotide capsules, comprised of a 7-month core treatment phase and an optional 6-month extension phase. Chiasma submitted the application on June 15, 2015, and the agency has set a target review date under the Prescription Drug User Fee Act (PDUFA) of April 15, 2016.

•	Completed initial public offering: In July, Chiasma completed an upsized initial public offering of its common stock, pricing 7,319,750 shares of common stock at a price of $16.00 per share and raising gross proceeds of approximately $117.1 million prior to commissions and underwriting expenses. This included the exercise in full by the underwriters of their option to purchase additional shares. Barclays Capital Inc. and Cowen and Company, LLC acted as joint book-running managers for the offering, while William Blair & Company, L.L.C. and Oppenheimer & Co. Inc. acted as co-managers.

•	Strengthened corporate leadership team: In May, Chiasma announced the appointment of Mark J. Fitzpatrick as chief financial officer; and in August, the Company announced the appointment of Anand Varadan as chief commercial officer. Mr. Fitzpatrick joins Chiasma from Aegerion Pharmaceuticals, Inc., where he served as CFO, and has over 20 years of financial management experience in both public and private companies. Mr. Varadan joins the Company from Amgen, where he served most recently as vice president of marketing for the U.S. inflammation and nephrology business unit. He has worked in a variety of roles at Amgen since 1999 and has more than 20 years of experience in the pharmaceutical industry.

•	Presented data for investigational octreotide capsules at ECE 2015: In May, Chiasma presented data evaluating patients with acromegaly at the 17th European Congress of Endocrinology. The presentations featured Patient Reported Outcomes (PRO) results from the Company’s Phase 3 study of octreotide capsules in acromegaly, as well as results from a meta-analysis concerning injection site adverse reactions with parenteral somatostatin analogs – the current standard of care for acromegaly patients.

Second Quarter 2015 Financial Results:

•	Net Loss: For the quarter ended June 30, 2015, net loss attributable to common stockholders was $8.0 million, or $50.36 net loss per basic share, compared to net income attributable to common stockholders of $3.7 million, or $83.42 net income per basic share, for the same period of 2014.

•	R&D Expenses: Research and development expenses were $4.2 million for the quarter ended June 30, 2015, compared to $1.2 million for the same period of 2014. The increase was primarily due to outside service and consulting costs associated with filing our NDA for oral octreotide capsules for the proposed treatment of acromegaly in the U.S., as well as costs associated with the initiation of manufacturing process validation activities and our additional planned phase 3 clinical trial.

•	G&A Expenses: Marketing, general and administrative expenses were $3.4 million for the quarter ended June 30, 2015, compared to $0.5 million for the same period of 2014. The increase was largely due to outside service costs related to pre-commercial activities, as well as increased costs associated with the hiring and compensation of senior executives, and increased legal costs.

•	Cash Position: Cash as of June 30, 2015 was $63.3 million, compared to $70.9 million as of March 31, 2015. Neither total includes the Company’s recently-completed initial public offering, which raised net proceeds of approximately $106.4 million.

About MYCAPSSA™ (octreotide capsules)

MYCAPSSA™ (octreotide capsules) is an oral drug proposed for the maintenance therapy of adult patients with acromegaly. If approved, octreotide capsules would be the first oral somatostatin analog approved for acromegaly. Chiasma filed on June 15, 2015 a New Drug Application (NDA) for this product candidate. The FDA has accepted the NDA for filing and the PDUFA date is April 15, 2016. The PDUFA date is the target date for the FDA to complete its review of the NDA. Octreotide capsules have been granted orphan designation in the United States and the European Union for the treatment of acromegaly.

Octreotide capsules is an investigational drug that has not been approved for use in any jurisdiction. The trade name MYCAPSSA™ has been conditionally accepted by the FDA as the proprietary name for the octreotide capsules product candidate.

About Chiasma

Chiasma is a late-stage biopharmaceutical company focused on improving the lives of patients suffering from orphan diseases by developing and commercializing novel oral forms of therapies that are available today only by injection. The Company’s lead product candidate is octreotide capsules for the orphan condition acromegaly. Chiasma is evaluating additional proteins, peptides and small molecule drugs that are currently only available by injection, but could potentially be converted to oral delivery using the Company’s TPE® technology. Chiasma is a Delaware corporation with a wholly owned Israeli subsidiary.

Additional information can be found at www.ChiasmaPharma.com.

Forward-Looking Statements:

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the safety, efficacy and potential clinical benefits of oral octreotide, the timing of the FDA’s review of Chiasma’s NDA and the timing of initiation of Chiasma’s second Phase 3 trial to support approval by the EMA. Acceptance of the NDA filing does not represent final evaluation of the adequacy of the data submitted in the NDA and is not a guarantee of approval. There also can be no assurance that the FDA will complete its review by the PDUFA target date. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review process generally; the risk that the FDA may determine that the data included in the NDA are insufficient for approval and that we must conduct additional clinical trials, or nonclinical or other studies before oral octreotide can be approved; the risk that the results of previously conducted studies involving oral octreotide or other product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that oral octreotide, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties, including with respect to the manufacture of commercial supply in anticipation of commercial launch, if oral octreotide is approved. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the final prospectus related to Chiasma’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as discussions of potential risks, uncertainties and other important factors in Chiasma’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Revenue from license agreement	$5,987,848	$—	$10,561,326	$—
Operating expenses:
Research and development	1,200,533	4,158,749	2,850,078	6,377,535
Marketing, general and administrative	547,377	3,436,543	1,501,695	5,367,753

Total operating expenses	1,747,910	7,595,292	4,351,773	11,745,288

Income (loss) from operations	4,239,938	(7,595,292)	6,209,553	(11,745,288)
Other expense, net	39,795	108,796	64,634	198,278

Income (loss) before provision for income taxes	4,200,143	(7,704,088)	6,144,919	(11,943,566)
Provision for income taxes	194,361	68,741	65,102	73,471

Net income (loss)	4,005,782	(7,772,829)	6,079,817	(12,017,037)
Accretion of redeemable convertible preferred stock	(348,074)	(189,054)	(687,818)	(286,575)

Net income (loss) attributable to common stockholders	$3,657,708	$(7,961,883)	$5,391,999	$(12,303,612)

Net income (loss) per share attributable to common stockholders—basic	$83.42	$(50.36)	$123.38	$(106.79)

Weighted-average common shares outstanding—basic	43,848	158,104	43,702	115,213

Net income (loss) per share attributable to common stockholders—diluted	$0.36	$(50.36)	$0.54	$(106.79)

Weighted-average common shares outstanding—diluted	11,196,563	158,104	11,175,185	115,213

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

	December 31, 2014	June 30, 2015
Cash	$40,160,435	$63,266,889
Prepaid expenses and other current assets	311,299	466,031
Property and equipment, net	615,242	570,644
Deferred offering costs	—	1,890,066
Other assets	311,730	327,248

Total assets	$41,398,706	$66,520,878

Accounts payable and accrued liabilities	$4,318,288	$4,227,874
Current maturities of long-term liabilities	—	1,700,000
Long-term liabilities	4,612,450	3,534,577

Total liabilities	8,930,738	9,462,451
Total redeemable convertible preferred stock	104,485,972	138,985,514
Total stockholders' deficit	(72,018,004)	(81,927,087)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$41,398,706	$66,520,878

Contacts:

Media:

Carolyn Sobczyk

JPA Health Communications

(202) 591-4052

carolyn@jpa.com

Investors:

Jesse Baumgartner

Stern Investor Relations, Inc.

(212) 362-1200

jesse@sternir.com